Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of NUR Macroprinters Ltd. on Form S-8 (File Nos. 333-102288 and 333-92491) and Form F-3 (File Nos. 333-115826, 333-114428, 333-47842 and 333-92493) of our report dated May 2, 2006 relating to the financial statements of NUR Asia Pacific Limited for the year ended December, 31, 2005 with respect to the Consolidated Financial Statements of NUR Macroprinters Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2005.

/s/ BDO McCabe Lo & Company —————————————— BDO McCabe Lo & Company Certified Public Accountants July 12, 2006